Exhibit K.5

LICENSE AND REFERRAL AGREEMENT

This License and Referral Agreement (the “Agreement”) is made as of the [            ] day of [            ], 2006 among Kohlberg Capital, LLC, a Delaware limited liability company (“KCAP LLC”), and Kohlberg & Co., LLC, a Delaware limited liability company (“Kohlberg & Co.”).

Recitals

A. KCAP LLC was organized to continue and expand the middle market investment business and asset management business of Katonah Debt Advisors, L.L.C. (“KDA”), an asset manager recently acquired by KCAP LLC from Affiliates of Kohlberg & Co.

B. On August 18, 2006, KCAP LLC filed with the United States Securities and Exchange Commission (the “SEC”) (i) a notice on Form N-6F that it intends to file an election to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), together with (ii) a registration statement on Form N-2 relating to an initial public offering (the “IPO”) of shares of Common Stock (as defined below) of Kohlberg Capital Corporation (as defined below).

C. Prior to the closing of the IPO, KCAP LLC intends to file a notice on Form N-54A with the SEC effecting its election to be regulated as a business development company under the 1940 Act (the “BDC Election”).

D. Following the BDC Election and concurrently with the execution of the underwriting agreement relating to the IPO, KCAP LLC will convert, pursuant to Section 265 of the Delaware General Corporation Law and Section 216 of the Delaware Limited Liability Company Act, to a Delaware corporation (the “Conversion”) under the name “Kohlberg Capital Corporation”. Throughout this Agreement, “KCAP” refers to KCAP LLC prior to the Conversion and Kohlberg Capital Corporation at and following the Conversion.

E. Kohlberg & Co. wishes (i) to provide KCAP with the right, subject to the limitations set forth in this Agreement, to use the “Kohlberg” name and (ii) prior to referring any equity investment opportunity to any third party and subject to the provisions of this Agreement, to refer such equity investment opportunity to KCAP that it determines in its sole discretion are not appropriate for Kohlberg & Co. and its Affiliated investment funds and other Affiliates but which may be appropriate for investment by KCAP.

NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the parties hereby agree as follows:

Agreements

1.	Definitions.

(a)	“Affiliates” means, with respect to any Person, all entities directly or indirectly controlling, controlled by or under common control with such Person.

(b)	“Conversion” is defined in the Recitals.

(c)	“KCAP” is defined in the Recitals.

(d)	“KCAP LLC” is defined in the Introduction.

(e)	“KCAP Services” means the services and activities, including without limitation organizational, marketing and operational services or activities, of KCAP undertaken in the ordinary course of its business as a business development company under the 1940 Act. For clarification, “KCAP Services” will also include (for so long as KDA is wholly-owned by KCAP) the services and activities, including without limitation organizational, marketing and operational services or activities, of KDA undertaken in the ordinary course of its business.

(f)	“KDA” is defined in the Recitals.

(g)	“Kohlberg & Co.” is defined in the Introduction.

(h)	“Kohlberg & Co. Group” is defined in Section 9.

(i)	“Kohlberg Person” means any Person other than a Third Party.

(j)	“Person” means any individual or any business, corporation, partnership, joint venture, limited liability company, unincorporated association, trust, or other enterprise.

(k)	“Third Party” means any Person other than (i) Kohlberg & Co., (ii) any Affiliate of Kohlberg & Co., (iii) any investment fund managed, advised, subadvised or otherwise controlled or owned by Kohlberg & Co. or any of its Affiliates.

(l)	“Tradename” means the trade name, trademark and service mark “KOHLBERG”.

2.

Referral Commitment. Kohlberg & Co. hereby agrees, without further consideration, during the term of this Agreement that, prior to referring an equity investment opportunity to a Third Party, Kohlberg & Co. will refer to KCAP such equity investment opportunity that was made available to Kohlberg & Co. in the ordinary course of its business and that may be made available by Kohlberg & Co. to third parties, including KCAP, to the extent that Kohlberg & Co. determines in its sole discretion that such equity investment opportunity is both (i) not appropriate for any Kohlberg Person and (ii) of a type or class of equity investment opportunity that may be appropriate for KCAP.

3.	License.

(a)	Subject to the terms and conditions herein, Kohlberg & Co. hereby grants to KCAP a limited, non-exclusive license to use the Tradename in the United States during the term of this Agreement only in combination with the word “CAPITAL” and only when referring to the name of KCAP, and solely in connection with the KCAP Services. KCAP shall not use the Tradename in combination with, or in close proximity to, any other trade name, trademark or service mark. KCAP will comply with written trademark use guidelines that Kohlberg & Co. may provide from time-to-time, which may include marking or notice requirements. For clarification, subject to the terms and conditions herein, including without limitation the limitations set forth in this Section 3(a), during the term of this Agreement and only for so long as KDA is wholly-owned by KCAP, KDA shall not be prohibited from referring to its relationship with KCAP in its marketing materials used in the ordinary course of its business.

(b)	The right and license granted to KCAP under the preceding paragraph shall not include the right to grant any sublicense to any third party, except with the prior written consent of Kohlberg & Co., which may be granted or withheld in Kohlberg & Co.’s sole discretion.

(c)	Nothing contained in this Agreement shall in any way restrict, impair, limit or affect Kohlberg & Co.’s rights to use, or to permit third parties to use, the Tradename.

(d)	KCAP acknowledges that Kohlberg & Co. has sole and exclusive ownership of all right, title and interest in and to the Tradename. KCAP further acknowledges, represents and warrants that it has not acquired, and shall not acquire (whether by operation of law, by this Agreement or otherwise), any right, title, interest or ownership (collectively, “Ownership Rights”) in or to the Tradename. Should any such Ownership Rights become vested in KCAP during the term of this Agreement or at any time thereafter, KCAP agrees to assign, and hereby does assign, all such Ownership Rights to Kohlberg & Co. free of additional consideration. KCAP shall provide and execute all documents reasonably necessary, as determined by Kohlberg & Co., in its sole discretion, to effectuate and record each such assignment to Kohlberg & Co.

(e)	KCAP recognizes the value of the goodwill associated with the

Tradename and acknowledges that all rights therein belong exclusively to Kohlberg & Co. and further acknowledges that the Tradename has acquired secondary meaning in the mind of the public. All use of the Tradename and all goodwill and benefit arising from such use shall inure to the sole and exclusive benefit of Kohlberg & Co. KCAP shall not, during the term of this Agreement or at any time thereafter, do anything which in Kohlberg & Co.’s reasonable judgment could in any way damage, injure or impair the validity and subsistence of the Tradename. KCAP shall not attack, dispute or challenge (i) Kohlberg & Co.’s Ownership Rights in or to the Tradename, (ii) any Kohlberg & Co. trademark registrations relating to the Tradename, or applications therefor, or (iii) the validity of this Agreement, nor shall KCAP assist or encourage others in so doing. Further, KCAP will not make any filings to register any trademarks, service marks, or trade names incorporating the Tradename in any jurisdiction, including “KOHLBERG” or “KOHLBERG CAPITAL.” Any and all such applications for registration shall be made by Kohlberg & Co. in its sole discretion and KCAP shall fully cooperate with Kohlberg & Co. in connection with the prosecution of any such applications and the maintenance of any resulting registrations.

4.	Quality Control. Kohlberg & Co. shall have the right to exercise quality control over the use of the Tradename by KCAP to that degree necessary to maintain the validity and enforceability of the Tradename and protect the goodwill associated therewith. KCAP, in the provision of the KCAP Services, shall adhere to a level of professional standards substantially consistent with high standards of professionalism common in the financial services industry and the current activities of Kohlberg & Co. In the event that Kohlberg & Co. determines, in its sole discretion, that KCAP is materially deviating from (i) the aforementioned standards of professionalism, (ii) the appropriate use of the Tradename or (iii) compliance with applicable laws and regulations, KCAP shall, as promptly as possible, and in no event later than thirty (30) days after the date notice thereof is sent to KCAP by Kohlberg & Co., take such measures as are necessary to correct such material deviations.

5.

Infringement. KCAP shall give Kohlberg & Co. notice of any known or presumed infringements of the Tradename, or any claims that use of the Tradename infringes any third party rights. Kohlberg & Co. shall have the sole right (a) to determine the appropriate course of action to be taken to enforce any proprietary rights in the Tradename and otherwise respond to any such infringement or claims, including the decisions whether to enforce any proprietary rights in the Tradename, and (b) to control any litigation or other enforcement action, and to enter into, or permit the, settlement of any such litigation or other enforcement action relating to the Tradename. KCAP shall, at the request of Kohlberg & Co., fully cooperate with

Kohlberg & Co. in connection with any of the foregoing.

6.	Further Action.

(a)	During the term of this Agreement, KCAP shall take reasonable steps to direct to Kohlberg & Co. and its Affiliates any inquiry it receives from any person whom KCAP reasonably believes to be seeking contact with Kohlberg & Co. or its Affiliates, and Kohlberg & Co. shall take reasonable steps to direct to KCAP and its Affiliates any inquiry it receives from any person whom Kohlberg & Co. reasonably believes to be seeking contact with KCAP or its Affiliates.

(b)	The parties agree to cooperate and consult with each other, in good faith, should future conditions or developments suggest to either the possibility that the parties’ respective uses of the Tradename might be likely to be confused with one another, all with the view to ensuring that no substantial likelihood of confusion between the parties’ respective uses of the Tradename in commerce shall occur or continue.

7.	Term. The term of this Agreement shall commence on the Effective Date and continue through the date that is five (5) years from the date hereof, unless terminated earlier in accordance with the terms of this Agreement (the “Initial Term”). At the conclusion of the Initial Term, this Agreement shall be automatically renewed for successive one year terms unless terminated in accordance with the terms of this Agreement.

8.	Termination.

(a)	Termination At Will After Expiration of Initial Term. After the expiration of the Initial Term, either party may terminate this Agreement upon at least ninety (90) days’ prior written notice to the other party.

(b)	Termination for Breach or Non-Compliance. If any party materially breaches any of its obligations under this Agreement, the other party shall have the right, without prejudice to any other rights it may have, at any time thereafter to terminate this Agreement upon at least thirty (30) days’ prior written notice, provided that such breach is continuing at the end of such notice period. Such termination shall automatically become effective unless the breaching party completely remedies such breach to the other party’s reasonable satisfaction within such applicable notice period.

(c)	Termination Due to Insolvency. If KCAP: (i) commences or becomes the subject of any case or proceeding under the bankruptcy, insolvency or equivalent laws of any jurisdiction; (ii) has appointed for it or for any substantial part of its property a court appointed receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official; (iii) makes an assignment for the benefit of its creditors; (iv) defaults on any obligation which is secured, in whole or in part, by a security interest in its assets; (v) fails generally to pay its debts as they become due; or (vi) takes corporate action in furtherance of any of the foregoing (collectively, herein referred to as “Events of Insolvency”), then, in each case, KCAP shall immediately give notice of such event to Kohlberg & Co. Whether or not such notice is given, Kohlberg & Co. shall have the right, to the fullest extent permitted under applicable law, following the occurrence of any Event of Insolvency and without prejudice to any other rights Kohlberg & Co. may have, at any time thereafter to terminate this Agreement, effective immediately upon giving notice to KCAP.

(d)	Termination upon Change of Control. If KCAP (either in a single transaction or in a series of related transactions, and either, directly or indirectly) (i) sells, or otherwise transfers, disposes of, all or substantially all of its business or assets; or (ii) transfers effective voting or other business control of itself (either a “Change of Control”) to any person or group of persons acting in concert, then this Agreement shall automatically terminate effective immediately prior to consummation of such Change in Control.

(e)	Additional Kohlberg & Co. Termination Right. If the board of directors of KCAP at any time ceases to include at least two members who are employees of Kohlberg & Co., Kohlberg & Co. shall have the right, without prejudice to any other rights it may have, at any time thereafter to terminate this Agreement, effective immediately upon giving notice to KCAP.

(f)	Automatic Termination of License. The rights and licenses granted to KCAP herein shall automatically terminate upon the termination of this Agreement for any reason. Upon such termination, KCAP shall immediately and permanently cease all use of the Tradename and shall, at Kohlberg & Co.’s request, take all steps and actions as Kohlberg & Co. may deem necessary to reflect or confirm such termination and surrender of KCAP’s rights to use same. KCAP shall not be entitled to any compensatory payment upon such termination or surrender for any reason.

(g)	Survival. Notwithstanding the foregoing, Sections 3(c), 3(d), 3(e), 5, 8(f), 8(g), 9 and the last sentence of Section 11 shall survive any termination of this Agreement.

9.	Disclaimer and Limitation on Liability; Indemnification. KOHLBERG & CO. EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRADENAME, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF NON-INFRINGEMENT. IN NO EVENT SHALL KOHLBERG & CO. BE LIABLE FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, LOST INVESTMENT OPPORTUNITY OR ANY OTHER PECUNIARY LOSS ARISING OUT OF, OR RELATING IN ANY WAY TO THIS AGREEMENT, TO THE USE OF OR INABILITY TO USE THE TRADENAME OR THE FAILURE TO PROVIDE INVESTMENT REFERENCES CONTEMPLATED BY THIS AGREEMENT, EVEN IF KOHLBERG & CO. HAS BEEN ADVISED OR SHOULD BE OR HAS BEEN AWARE OF THE POSSIBILITY OF SUCH DAMAGES. In addition to the foregoing, KCAP hereby agrees that none of Kohlberg & Co. or any Kohlberg Person or any of their respective partners, employees, agents or Affiliates (collectively, the “Kohlberg & Co. Group”) shall incur any liability of any kind to KCAP, any Person or entity acting by or through KCAP, or any Affiliate of KCAP or any such Person by virtue of the provisions of Section 2 of this License and Referral Agreement or any of the transactions contemplated thereby, and, to the maximum extent permitted by applicable law that cannot be waived, hereby waives any fiduciary or other duties that any member of the Kohlberg & Co. Group may have (or may be alleged to have) to KCAP in connection with the provisions of Section 2 of this License and Referral Agreement or any of the transactions contemplated thereby. Subject to any limitations required by the Investment Company Act of 1940, as amended, to the extent applicable to KCAP, but otherwise to the maximum extent permitted by law, KCAP hereby agrees to indemnify and hold harmless the members of the Kohlberg & Co. Group from and against any losses, claims, damages, liabilities, or expenses to which any of them may become subject as a result of Section 2 of this License and Referral Agreement or any of the transactions contemplated thereby.

10.	Additional Documents, etc. Each party agrees to execute and deliver to the other party such other instruments, documents, and statements, including without limitation, instruments and documents of recordation, assignment, transfer, conveyance, clarification, and consent, and take such other action as may be reasonably necessary or convenient in the discretion of the requesting party, to carry out more effectively the purposes of this Agreement.

11.

Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of Kohlberg & Co. and its successors and assigns. No right or obligation under this Agreement may be transferred or delegated by KCAP, nor may this Agreement be assigned by KCAP, either in whole or in part, except with the prior written consent of

Kohlberg & Co., which may be granted or withheld in the sole discretion of Kohlberg & Co. The Conversion shall not be deemed an assignment hereunder and upon the Conversion Kohlberg Capital Corporation shall execute and deliver the acknowledgment page attached hereto. Any purported assignment in violation of this paragraph will be null and void. In order to induce Kohlberg & Co. to enter into this License and Referral Agreement, KCAP hereby confirms that members of the Kohlberg & Co. Group are intended third party beneficiaries of the agreements, representations, warranties and other terms and provisions contained in Sections 9 and 11 of this License and Referral Agreement.

12.	Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they are related in any way to the subject matter hereof. Section headings are for convenience of reference only, and shall not affect interpretation of this Agreement. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns. All notifications under this Agreement shall be in writing. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute but one and the same instrument. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

KCAP:	KOHLBERG CAPITAL LLC By: ________________________ Name: Title:

Kohlberg & Co.:	KOHLBERG & CO., LLC By: ________________________ Name: Title:

The undersigned, as the resulting corporation from the conversion of Kohlberg Capital, LLC under Section 265 of the Delaware General Corporation Law, hereby acknowledges and agrees that it is a party to and bound by this Agreement as fully as if it had been an original signatory hereto in the place and stead of Kohlberg Capital, LLC.

KOHLBERG CAPITAL CORPORATION

By: ________________________

Name:

Title: